Exhibit 99.1

News Release

bioAffinity Technologies Announces Notification of Japanese Patent Allowance Covering Noninvasive CyPath® Lung and AI-Built Algorithm

Company’s expanding intellectual property portfolio strengthens protection for its early lung cancer diagnostic in Asia

Patent strategy protects proprietary CyPath Lung flow cytometry+AI approach in international markets

SAN ANTONIO, Texas – October 8, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive tests for the detection of early-stage lung cancer and other lung diseases, today announced that the Japan Patent Office has issued a Notice of Allowance indicating its intention to grant a patent to bioAffinity Technologies for the method of predicting the likelihood of lung cancer powered by the CyPath® Lung test for early-stage lung cancer.

The Japanese patent application, titled “Detection of Early-Stage Lung Cancer in Sputum Using Automated Flow Cytometry and Machine Learning,” will be an important addition to bioAffinity Technologies’ patent portfolio, which includes 22 awarded U.S. and foreign patents and 36 pending patent applications related to its diagnostic platform and cancer treatment therapeutics. The Japanese patent will be the first awarded in that country for CyPath Lung driven by an AI-built algorithm and the fifth patent protecting the Company’s early lung cancer test awarded in Asia, including China and Hong Kong.

“The Japanese patent for the CyPath Lung test strengthens and expands the Company’s intellectual property protection in the Asian market by protecting our innovative, noninvasive test for early-stage lung cancer. We anticipate patents in additional geographic regions will follow,” bioAffinity Technologies President and CEO Maria Zannes said. “Lung cancer is the deadliest cancer worldwide. We believe CyPath Lung has the potential to improve the outcome for lung cancer patients around the globe through earlier detection when treatment options are better. Strong intellectual property protection for the CyPath Lung test benefits not only patients and their physicians, but also our shareholders and our Company. Our scientific team continues research and development on diagnostics that will open new markets for bioAffinity Technologies.”

The CyPath Lung test uses flow cytometry and artificial intelligence with at-home sample collection to assess indeterminate pulmonary nodules in patients at high risk for lung cancer. Physicians are adding CyPath Lung to the clinical pathway to help risk stratify patients, reduce patient anxiety, support surgical and treatment decisions, and reduce overall healthcare costs. Issuance of the patent is expected to result after payment of the applicable issuance fee.

About CyPath Lung

CyPath Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath Lung incorporates a novel fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a published clinical trial of high-risk patients, CyPath Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV may help inform physician decision-making when evaluating whether further invasive procedures are warranted. CyPath Lung is marketed as a Laboratory Developed Test (LDT), is not intended for use as a sole diagnostic tool, and should be considered alongside other clinical findings. For more information, visit www.cypathlung.com

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), which are administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated issuance of the Japanese patent and its timing and scope, assurance that the patent will provide the scope of protection currently anticipated, the Company’s ability to obtain additional patents in other geographic regions, the strength, value and enforceability of the Company’s intellectual property portfolio, the clinical and commercial potential and adoption of CyPath Lung, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

-2-